EXHIBIT 99.1

Contact

Investor Relations	Media Relations
John Calhoun, MD, MBA	Susan W. Specht, MBA
Director, Corporate Communications & Investor Relations	Corporate Communications Manager
(206) 442-6744	(206) 442-6592

FOR IMMEDIATE RELEASE

ZymoGenetics Licenses Metabolic Disease Target Patent Estate to Amgen

Seattle, May 20, 2004 – ZymoGenetics, Inc. (NASDAQ:ZGEN) announced today the signing of a license agreement with Amgen for exclusive worldwide rights to ZymoGenetics’ patents covering a metabolic disease target discovered using ZymoGenetics’ genomics-based discovery platform. As part of the licensing agreement, Amgen has agreed to make a $10 million investment in ZymoGenetics common stock and pay an upfront license fee, along with potential further downstream consideration. Amgen will be responsible for all development activities. Additional financial details were not disclosed.

“We’re pleased that Amgen has recognized the value of and licensed this patent estate,” commented Bruce L.A. Carter, Ph.D., President and Chief Executive Officer of ZymoGenetics. “This furthers our goal of deriving value from our sizable patent portfolio. Because our portfolio covers diverse therapeutic areas, we’re pursuing an out-licensing strategy for selected proteins outside our areas of interest. This allows us to focus internally on developing our pipeline of potential treatments for bleeding, autoimmune diseases and cancer.”

About ZymoGenetics

ZymoGenetics is a biopharmaceutical company focused on the discovery, development and commercialization of therapeutic proteins for the prevention or treatment of human diseases. The Company is developing a diverse pipeline of potential proprietary product candidates that are moving into and through clinical development. These span a wide array of clinical opportunities that include bleeding, autoimmune diseases and cancer. ZymoGenetics intends to commercialize these product candidates through internal development, collaborations with partners, and out-licensing of patents from its extensive patent portfolio. For further information, visit www.zymogenetics.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of ZymoGenetics. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict. ZymoGenetics’ actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with our unproven discovery strategy, preclinical and clinical development, regulatory oversight, intellectual property claims and litigation and other risks detailed in the company’s public filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K for the year ended December 31, 2003. Except as required by law, ZymoGenetics undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

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